Exhibit 99.1

STAR SCIENTIFIC ANNOUNCES ELECTION OF MARC OKEN, DAVID

VORHOFF TO BOARD OF DIRECTORS

October 11, 2005 – Chester, Virginia – Star Scientific, Inc. (NASDAQ: STSI) announced today that it has elected two new members to the company’s board of directors: Marc D. Oken and David C. Vorhoff.

Mr. Oken, who is retiring as Chief Financial Officer of Bank of America Corporation, has been with the bank since 1989. In that position, Mr. Oken was responsible for finance; supply chain management; corporate treasury and investments; and investor relations. He led the corporation’s post-merger integrations of Fleet Boston Financial Corporation and credit card provider MBNA Corporation. Prior to his appointment as Chief Financial Officer, Mr. Oken was Principal Financial Executive, a position he had held since 1989. He was a Fellow with the Securities and Exchange Commission from 1981 to 1983, serving as principal advisor to the SEC’s chief accountant on matters relating to financial service industry accounting and disclosure. Mr. Oken was a partner with Price Waterhouse Coopers, and was associated with that firm, from 1974 to 1981 and 1983 to 1989. Mr Oken received an undergraduate degree in business administration from Loyola College in Baltimore, Maryland, and a master’s degree in business administration from the University of West Florida. He is a Vietnam veteran who served as a U.S. Navy aviator from 1968 to 1973.

Mr. Vorhoff is President and a co-founding partner of McColl Partners in Charlotte, North Carolina. McColl Partners, which completed over $1 billion in transactions in 2004, provides investment banking services to middle-market companies and financial institutions, and advises clients in three primary areas: mergers and acquisitions; raising private capital; and strategic advisory and valuation assignments McColl Partners was founded in 2001 by Mr. Vorhoff and Hugh L. McColl, Jr., the former Chairman and Chief Executive Officer of Bank of America. Prior to 2001, Mr. Vorhoff was a Managing Director of Bank of America Securities Health Care Group and NationsBank Montgomery Securities Health Care Group in New York; and NationsBank Capital Markets Mergers and Acquisitions Group in Charlotte, NC. Mr. Vorhoff is a Phi Beta Kappa graduate of the University of North Carolina at Chapel Hill, and he obtained a master’s degree in business administration from the Kenan-Flagler Business School at the University of North Carolina.

Paul L. Perito, Star’s Chairman, President and Chief Operating Officer, stated that the company welcomes the enormous combination of expertise and experience that Mr. Oken and Mr. Vorhoff bring to the Star board of directors. Mr. Perito added that the company is honored by the new directors’ commitment to Star’s corporate governance responsibility, which has been expanded significantly in the wake of the Sarbanes-Oxley legislation.

In connection with recent changes in the company’s board composition, Star was notified by NASDAQ regarding its recent rule that public company boards be comprised of a majority of independent directors. (The exchange adopted this requirement in November 2003, and it became effective after companies’ first annual meetings after January 15, 2004.) The company has advised NASDAQ of the election of the new directors, and has requested a waiver of the NASDAQ Rule 4350 (c) (1) through January 1, 2006. In 2002 and 2003 McColl Partners advised the Company with respect to a proposed transaction that the Company did not consummate. Because of that service to the Company, Mr. Vorhoff will not be considered “independent” for purposes of NASDAQ Marketplace Rule 4200(a)(15) until January 1, 2006. At that time, Mr. Vorhoff will be considered “independent” and the board again will be consist of a majority of independent directors.

+ + + + + + + + + + + + + + + + + + + + + + + + + + + + + +

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise the capital necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Factors That May Affect Future Results” in the Company’s Registration Statement on Form S-3, as filed with the Securities and

Exchange Commission on April 28, 2005, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured™ tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Chester, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

(301) 654-8300

3